EXHIBIT 11.1

           STATEMENT RE:  COMPUTATION OF DILUTED EARNINGS PER SHARE

Diluted earnings per share computations assume the exercise of stock options to purchase shares of common stock. The shares assumed exercised are based on the weighted average number of shares under options outstanding during the period and only include those options for which the exercise price is less than the average share price during the period. The net additional shares issuable are calculated based on the treasury stock method and are added to the weighted average number of shares outstanding during the period.

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

DILUTED EARNINGS PER SHARE FOR THE PERIOD ENDED SEPTEMBER 30, 2004     Three Months    Nine Months
- ------------------------------------------------------------------      ----------      ----------
Actual net income (A)                                                  $ 3,147,789     $ 8,825,729
                                                                        ==========      ==========

Assumed exercise of stock options and warrants                              64,152          62,628
Application of assumed proceeds ($698,997 and $659,966)
  toward repurchase of outstanding common stock at an average
  market price of $18.340 and $18.066, respectively.                       (38,113)        (36,531)
                                                                        ----------      ----------
Net additional shares issuable                                              26,039          26,097
                                                                        ==========      ==========

Adjustment of shares outstanding:
  Weighted average common shares outstanding                            11,298,055      11,296,411
  Net additional shares issuable                                            26,039          26,097
                                                                        ----------      ----------
  Adjusted shares outstanding (B)                                       11,324,094      11,322,508
                                                                        ==========      ==========
Net income per common share (A) divided by (B)                         $      0.28     $      0.78
                                                                        ==========      ==========


DILUTED EARNINGS PER SHARE FOR THE PERIOD ENDED SEPTEMBER 30, 2003     Three Months    Nine Months
- ------------------------------------------------------------------      ----------      ----------
Actual net income (A)                                                  $ 2,964,507     $ 9,828,644
                                                                        ==========      ==========

Assumed exercise of stock options and warrants                              63,059         377,254
Application of assumed proceeds ($671,180 and $7,918,746)
  toward repurchase of outstanding common stock at an average
  market price of $22.678 and $23.522, respectively.                       (29,596)       (336,653)
                                                                        ----------      ----------
Net additional shares issuable                                              33,463          40,601
                                                                        ==========      ==========

Adjustment of shares outstanding:
  Weighted average common shares outstanding                            11,293,147      11,289,927
  Net additional shares issuable                                            33,463          40,601
                                                                        ----------      ----------
  Adjusted shares outstanding (B)                                       11,326,610      11,330,528
                                                                        ==========      ==========
Net income per common share (A) divided by (B)                         $      0.26     $      0.87
                                                                        ==========      ==========
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